Exhibit 10.1

UNDERWRITING AGREEMENT FOR SHARES

THIS AGREEMENT made on the 8th day of October, 2010 BETWEEN Heffernan Capital Management Co., Ltd. having its registered office at Suite 6, 5th Floor M. Thai Tower, All Seasons Place, 87 Wireless Road Pathumwan, Bangkok 10330 (hereinafter called the underwriters) of the one part and PGI Energy Fund I Series 2010, Inc having its registered office at 7322 Southwest frwy Ste. 1100, Houston, TX. 77074 (hereinafter called the company) of the other part.

WHEREAS the company is about to offer for public subscription as issue of 55,700,000 shares of 25c each in accordance with the terms of the draft prospectus a copy of which is annexed hereto, or with such modifications therein as may be mutually agreed upon between the company and the underwriters:

AND WHEREAS the underwriters have agreed to underwrite the shares on the terms and conditions hereinafter appearing.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. If the said 55,700,000 shares shall on or before the 15th day of October 2010 for such later date as shall be mutually agreed upon by the parties hereto not after the 15th day of November 2010 be offered by the company for subscription by the public at par on the terms of such prospectus as aforesaid, the underwriters shall on or before the closing of the subscription list apply at par for the said 55,700,000 shares.

Suite 6, 5th Floor M. Thai Tower, All Seasons Place, 87 Wireless Road Pathumwan, Bangkok 10330

www.heffernan-inc.com

The said prospectus shall be issued in the form already approved by the underwriters or with such modification, if any, as shall be mutually agreed between the company and the underwriters.

2. If on the closing of the lists under the said prospectus the said 55,700,000 shares shall be allotted in respect of applications from the public the responsibility of the underwriters is to cease and no allotment is to be made under this agreement but if the said 55,700,000 shares shall not be allotted to the public but any smaller number of such shares is so allotted, the undertaking of the underwriters is to cease and no allotment is to be made under this agreement but if the said 55,700,000 shares shall not be allotted to the public but any smaller number of such shares is so allotted, the undertaking of the underwriters is to stand for difference between the said 55,700,000 shares and the number of the shares allotted to the public.

3. The company shall pay to the underwriters in cash within 30 days from the allotment of the said shares a commission at the rate of 10c per share on the nominal value of the shares.

Suite 6, 5th Floor M. Thai Tower, All Seasons Place, 87 Wireless Road Pathumwan, Bangkok 10330

www.heffernan-inc.com

4. This agreement is to be irrevocable on the part of the underwriters and is to be sufficient in itself to authorize the company in the event of the underwriters not applying for the said 55,700,000 shares to cause application to be made for such shares or any part thereof in the name and on behalf of the underwriters in accordance with the terms of the said prospectus and authorize the directors of company to allot the said 55,700,000 shares of the company or any part thereof to the underwriters (but subject to the provisions of this agreement) and in the event of harmless and indemnified in respect of such application.

IN WITNESS WHEREOF, the company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

/s/ Shayne Heffernan
(Shayne Heffernan)	(Marcellous S. McZeal)
Director	Chief Executive Officer

HEFFERNAN CAPITAL MANAGEMENT	PGI ENERGY FUND I SERIES 2010, INC.

Suite 6, 5th Floor M. Thai Tower, All Seasons Place, 87 Wireless Road Pathumwan, Bangkok 10330

www.heffernan-inc.com